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                                                                  EXHIBIT (b)(3)

                    Consent of BT Alex. Brown Incorporated

        We hereby consent to the inclusion in the Schedule 13E-3 relating to the proposed merger involving MTL Inc. and Sombrero Acquisition Corp., of our opinion letter appearing as Annex B to the Proxy Statement that is part of the
Schedule 13E-3, to the summary of our financial analysis appearing under the caption "Special Factors-- Opinion of BT Alex. Brown, Financial Advisor to MTL" therein, and to the use of our name under the captions "Summary -- Reasons for the Merger," "Summary -- Opinion of Financial Advisors," "Special Factors -- Background of the Transaction," "Special Factors -- Reasons for the Merger; Recommendation of the Board of Directors," and "Special Factors -- Opinion of BT Alex. Brown, Financial Advisor to MTL" therein.

        In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Securities Exchange Act of 1934, as amended, or the rules adopted thereunder, nor do we admit that we are "experts" with respect to any part of the Schedule 13E-3.

                          BT Alex. Brown Incorporated

                         /s/ BT Alex. Brown Incorporated
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Baltimore, Maryland
April 23, 1998